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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         Prime Holding Company, a corporation organized and existing under and by virtue of Section 242 of the General Corporation Law of the State of Delaware (the "Corporation").

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

         RESOLVED, that ARTICLE I of the Certificate of incorporation is hereby amended in its entirety to read as follows:

                                   "ARTICLE I

         The name of the Corporation is TEXAS ALLIED BANCSHARES, INC."

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Corporation caused this certificate to be signed by David L. Cargill, its Secretary, this 20th day of March, 1998.



                                                         /s/ David L. Cargill
                                                         -----------------------
                                                         David L. Cargill
                                                         Secretary